Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of them of a statement on Schedule 13G (including amendments thereto) with respect to the shares of common stock, $0.001 par value per share, of Cogent Communications Holdings, Inc., a Delaware corporation, and further agree that this Joint Filing Agreement be included as Exhibit 1 to such Schedule 13G. In evidence thereof, the undersigned hereby execute this agreement this 17th day of June, 2026.

PARK WEST ASSET MANAGEMENT, LLC

By:	/s/ Melissa Victoria Frayer
Name:	Melissa Victoria Frayer
Title:	Senior Legal Officer and Chief Compliance Officer

PARK WEST INVESTORS MASTER FUND, LIMITED

By:	Park West Asset Management LLC, its Investment Manager

By:	/s/ Melissa Victoria Frayer
Name:	Melissa Victoria Frayer
Title:	Senior Legal Officer and Chief Compliance Officer

/s/ Peter S. Park
Peter S. Park